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Independent Auditors' Consent


We consent to the incorporation by reference in Registration Statements Nos. 33-19897, 33-31709, 33-63517, 33-63519 and 333-21389 of Reliance
Group Holdings, Inc. on Form S-8 of our reports dated February 14, 1997, appearing in and incorporated by reference in the Annual Report on Form 10-K of Reliance Group Holdings, Inc. for the year ended December 31, 1996. We also consent to the use of Touche Ross, and statements with respect to Touche Ross, as appearing under the heading "Experts" in the Prospectuses which are part of Registration Statements Nos. 33-19897 and 33-31709.




/s/ Deloitte & Touche LLP
New York, New York
March 21, 1997